EXHIBIT 99.1



LOGO


Contact:    Niagara Corporation
            Michael Scharf, CEO
            (212) 317-1000

                                          FOR IMMEDIATE RELEASE


NIAGARA CORPORATION
EXTENDS REDEMPTION
DATE FOR WARRANTS


      New York, December 9, 1997 - Niagara Corporation (NASDAQ:NIAG) announced today that it has extended to 5:00 P.M. on December 11, 1997 as the time at which it will redeem all remaining and unexercised Redeemable Common Stock Purchase
Warrants.

      Any Warrants not exercised by 5:00 P.M. on December 11, 1997, will be redeemed for $.01 per Warrant. Each of the Warrants entitles the holder to purchase one share of Niagara Common Stock at an exercise price of $5.50.

      Niagara has been informed that approximately 97% of the Warrants have been exercised representing approximately $32.3 million in gross proceeds. If all Warrants are exercised, Niagara would receive approximately $33.3 million in gross proceeds.

      Niagara is the largest independent cold finished bar producer in the United States with facilities in Buffalo, New York; Chattanooga, Tennessee; Hammond and Griffith Indiana; and
Midlothian, Texas.